EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584 and 333-133657 on Form S-8 and Registration Statement No. 333-133480 on Form S-3 of our report on the financial statements and financial statement schedule dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards 123R, Share-based Payment), and of our reporting relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2006.

/s/ Deloitte & Touche, LLP

San Francisco, California

March 15, 2007